Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Accelerant Holdings of our report dated March 27, 2025, except for the effects of the common and preference share subdivision discussed in Note 1 to the consolidated financial statements, as to which the date is July 14, 2025, relating to the financial statements and financial statement schedules of Accelerant Holdings, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 18, 2025